Exhibit 99.1
Airvana Stockholders Approve Merger; Transaction Completed
CHELMSFORD, MA, April 9, 2010 — Airvana, Inc. (NASDAQ: AIRV), a leading provider of mobile broadband network infrastructure products, today announced that, at Airvana’s special meeting of stockholders held this morning, Airvana’s stockholders overwhelmingly approved the proposed merger with 72 Mobile Acquisition Corp. Approximately 70% of Airvana’s outstanding shares present or represented by proxy at the special meeting voted in favor of the merger. Following the special meeting, the transaction was completed.
Airvana announced on December 18, 2009 a definitive agreement with respect to the transaction, which is valued at approximately $540 million.
Under the terms of the merger agreement, Airvana’s pre-closing stockholders are entitled to receive $7.65 in cash, without interest and less any applicable withholding taxes, for each share of common stock that they owned immediately prior to the effective time of the merger. Letters of transmittal allowing Airvana’s pre-closing stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly. Pre-closing stockholders who held shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be processed with the paying agent by the bank or broker.
With the closing of the transaction, Airvana stock will no longer trade on the NASDAQ following the market close today and will be delisted.
About Airvana, Inc.
Airvana helps operators transform the mobile experience for users worldwide. Airvana, Inc.’s high-performance technology and products, from comprehensive femtocell solutions to core mobile network infrastructure, enable operators to deliver compelling and consistent broadband services to mobile subscribers, wherever they are. Airvana, Inc.’s products are deployed in over 70 commercial networks on six continents. Airvana, Inc. is headquartered in Chelmsford, Mass., USA, with offices worldwide. For more information, please visit www.airvana.com.
Forward-Looking Statements
Statements in this press release regarding the merger, future financial and operating results, benefits of the merger, future opportunities for the combined company, and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the outcome of any legal proceedings that may be or have been instituted in connection with the merger and the other factors described in Airvana, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2010. Airvana, Inc. disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
Investor contact:
David Reichman
Sharon Merrill Associates
617-542-5300
AIRV@InvestorRelations.com